AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

     THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (this “Amendment”), dated as of March 14, 2012, is entered into by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), each Lender party hereto, the undersigned Guarantors, and DAEGIS INC. (formerly known as Unify Corporation), a Delaware corporation (“Borrower”).

RECITALS

     A. Borrower, Agent and the financial institutions party thereto (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of June 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

     B. Borrower has requested that Agent and the Lenders amend certain financial covenants. The Lender Group has agreed to such amendments pursuant to the terms hereunder.

AMENDMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendments to Credit Agreement. Effective upon the First Amendment Effective Date (as defined in Section 2 below):

          (a) Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definitions of “First Amendment Effective Date”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, and “Liquidity” in alphabetical order:

     “First Amendment Effective Date” means March 14, 2012.

     “Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (a) TTM EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

     “Fixed Charges” means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, (d) all Capital Lease payments required to be paid during such period, and (e) all Permitted Blue Line Payments required to be paid in cash during such period.

     “Liquidity” means the sum of (a) Availability and (b) Qualified Cash.

          (b) Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Base Rate”, “Base Rate Margin”, “Credit Amount Multiplier”, “LIBOR Rate”, and “LIBOR Rate Margin” therein in their entirety and replacing them with the following:

     “Base Rate” means the greatest of (a) 3.00 percent per annum with respect to Term Loan B and 2.25 percent per annum with respect to all other Obligations, (b) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

     “Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loans on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Total Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Total Leverage Ratio Calculation”); provided, however, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending October 31, 2011, the Base Rate Margin shall be at the margin in the row styled “Level I”:

Level	Total Leverage Ratio Calculation	Base Rate Margin for Base Rate Loans under Term Loan B	Base Rate Margin for all other Base Rate Loans
I	If the Total Leverage Ratio is less than 1.5:1.0	8.00 percentage points	3.50 percentage points
II	If the Total Leverage Ratio is greater than or equal to 1.5:1.0	9.00 percentage points	4.00 percentage points

     Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Total Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level II” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

     “Credit Amount Multiplier” means:

     (a) for any date of determination through and including March 31, 2012, the result of (i) 1.50 times (ii) Recurring Revenues, calculated on a trailing twelve (12) month basis as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement,

     (b) for any date of determination beginning on April 1, 2012 through and including June 30, 2012, the result of (i) 1.45 times (ii) Recurring Revenues, calculated on a trailing twelve (12) month basis as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement,

     (c) for any date of determination beginning on July 1, 2012 through and including September 30, 2012, the result of (i) 1.35 times (ii) Recurring Revenues, calculated on a trailing twelve (12) month basis as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement, and

     (d) at all times on or after October 1, 2012, the result of (i) 1.30 times (ii) Recurring Revenues, calculated on a trailing twelve (12) month basis as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement.

     “LIBOR Rate” means the greatest of (a) 2.00 percent per annum with respect to Term Loan B and 1.50 percent per annum with respect to all other Obligations, (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error, and (c) the rate per annum rate appearing on the Service Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term of 90 days.

     “LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loans on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Total Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Total Leverage Ratio Calculation”); provided, however, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending October 31, 2011, the LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Level	Total Leverage Ratio Calculation	LIBOR Rate Margin for LIBOR Rate Loans under Term Loan B	LIBOR Rate Margin for all other LIBOR Rate Loans
I	If the Total Leverage Ratio is less than 1.5:1.0	9.00 percentage points	4.50 percentage points
II	If the Total Leverage Ratio is greater than or equal to 1.5:1.0	10.00 percentage points	5.00 percentage points

     Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Total Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level II” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

          (c) Schedule 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of the definition of “Excess Cash Flow” therein:

     Notwithstanding anything herein to the contrary, if the foregoing calculation of “Excess Cash Flow” for any fiscal period results in an amount less than zero, “Excess Cash Flow” for such fiscal period shall be deemed to be zero.

          (d) Section 7(a) of the Credit Agreement is hereby amended in its entirety and replaced with the following:

     (a) Minimum TTM EBITDA. Achieve TTM EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$7,700,000	For the 12 month period ending January 31, 2012
$4,700,000	For the 12 month period ending April 30, 2012
$3,600,000	For the 12 month period ending July 31, 2012
$2,600,000	For the 12 month period ending October 31, 2012

$2,900,000	For the 12 month period ending January 31, 2013
$5,300,000	For the 12 month period ending April 30, 2013
$7,000,000	For the 12 month period ending July 31, 2013
$9,500,000	For the 12 month period ending October 31, 2013
$12,800,000	For the 12 month period ending January 31, 2014
$13,200,000	For the 12 month period ending April 30, 2014
$13,500,000	For the 12 month period ending July 31, 2014 and on the last day of each fiscal quarter thereafter

          (e) Section 7(b) of the Credit Agreement is hereby amended in its entirety and replaced with the following:

     (b) Minimum Liquidity. Maintain Liquidity at all times, measured on a month-end basis, of at least the required amount set forth in the following table for the period set forth opposite thereto:

Applicable Amount	Applicable Period (Measured on the Last Day of Such Calendar Month)
$3,500,000	March 2012
$3,500,000	April 2012
$3,500,000	May 2012
$3,500,000	June 2012
$3,500,000	July 2012
$3,500,000	August 2012
$4,000,000	September 2012
$4,000,000	October 2012
$4,000,000	November 2012
$4,000,000	December 2012

$5,000,000	January 2013
$5,000,000	February 2013
$5,000,000	March 2013
$5,000,000	April 2013

          (f) Section 7(c) of the Credit Agreement is hereby amended in its entirety and replaced with the following:

     (c) Minimum Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.1:1.0	For the 12 month period ending April 30, 2013 and each fiscal quarter thereafter.

          (g) Exhibit C-1 of the Credit Agreement is hereby amended in its entirety and replaced with the Exhibit C-1 attached hereto.

          (h) Each reference to “Unify Corporation” in the Credit Agreement shall be deleted in its entirety and replaced with “Daegis Inc. (formerly known as Unify Corporation)”.

     2. Conditions Precedent to Amendment Number One. This Amendment shall become effective as of the date hereof (such date, the “First Amendment Effective Date”) upon satisfaction or waiver by the Lender Group of each of the following conditions precedent:

          (a) Certain Documents. Agent shall have received this Amendment, duly executed by Borrower, each Guarantor, Agent and each Lender.

          (b) Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties contained in Section 4 below shall be true and correct in all respects.

          (c) Amendment Fee. Agent shall have received an amendment fee in the amount $58,500, which fee shall be due and payable on the First Amendment Effective Date.

          (d) Fees and Expenses Paid. There shall have been paid to Agent and each Lender all fees and expenses (including fees and expenses of counsel to Agent) incurred in connection with this Amendment and the transactions contemplated hereby, and all other fees and expenses due and payable on or before the date hereof under any Loan Document shall have been paid.

     3. Excess Cash Flow For Fiscal Year 2012. Notwithstanding anything to the contrary in the Credit Agreement, the parties hereto agree that the outstanding principal amount of the Obligations Borrower shall prepay pursuant to Section 2.4(e)(vi) of the Credit Agreement, solely with respect to Borrower’s fiscal year ended April 30, 2012, shall be the greater of (a) $1,700,000 and (b) the amount set forth in Section 2.4(e)(vi) of the Credit Agreement without regard to the provisions of this Section 3.

     4. Representations and Warranties. Borrower and each Guarantor represent and warrant as follows:

          (a) Authority. Borrower and each Guarantor have the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended hereby) to which it is a party. The execution, delivery and performance by Borrower and each Guarantor of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower and each Guarantor.

          (b) Enforceability. This Amendment has been duly executed and delivered by Borrower and each Guarantor. This Amendment and the Credit Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or general principles of equity or (ii) the availability of the remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true, complete and accurate in all respects as of the date hereof.

          (d) No Default. Immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

     5. No Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document, whether or not known to Agent or any of the Lenders and whether or not existing as of the date hereof.

     6. Choice of Law and Venue; Jury Trial Waiver.

          (a) THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6(b).

          (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

     8. Reference to and Effect on the Loan Documents.

          (a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

          (b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower and each Guarantor without defense, offset, claim or contribution.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          (d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

     9. Ratification. Borrower and each Guarantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

     10. Estoppel. To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.

     11. Reaffirmation of Guaranty. Each of the undersigned Guarantors hereby reaffirms and agrees that: (a) the Guaranty and the Loan Documents to which it is a party shall remain in full force and effect (including, without limitation, any security interests granted therein) after this Amendment is consummated as if consummated contemporaneously therewith; (b) nothing in the Loan Documents to which it is a party obligates Agent or the Lenders to notify the undersigned of any changes in the financial accommodations made available to the Loan Parties or to seek reaffirmations of the Loan Documents; and (c) no requirement to so notify either the undersigned or to seek the undersigned’s reaffirmations in the future shall be implied by this Section 11.

[The remainder of the page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:

DAEGIS INC.
a Delaware corporation,

By:	/s/ Todd E. Wille
Name:	Todd E. Wille
Title:	President & CEO

Signature Page to Amendment Number One to Credit Agreement

GUARANTORS:

UNIFY INTERNATIONAL (US) CORPORATION,
a Delaware corporation,

By:	/s/Todd E. Wille
Name:	Todd E. Wille
Title:	President

STRATEGIC OFFICE SOLUTIONS, INC.,
a California corporation,

By:	/s/ Todd E. Wille
Name:	Todd E. Wille
Title:	President

AXS-ONE INC.,
a Delaware corporation,

By:	/s/ Todd E. Wille
Name:	Todd E. Wille
Title:	President

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent and sole
Lender

By:	/s/ Chris Parker
Name:	Chris Parker
Title:	Vice President

Signature Page to Amendment Number One to Credit Agreement

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Wells Fargo Capital Finance, LLC
2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404
Attn: Technology Finance Division Manager

	Re:	Compliance Certificate dated ________________

Ladies and Gentlemen:

     Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of June 30, 2011, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), and DAEGIS INC., a Delaware corporation (formerly known as Unify Corporation, the “Borrower”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

     Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

     1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries.

     2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

     3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

     4. The representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

     5. Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

     IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

DAEGIS INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1

Financial Information

2

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

     1. Minimum TTM EBITDA.

          Borrower’s and its Subsidiaries’ TTM EBITDA, measured on a quarter-end basis, for the quarter period ending _________, ________is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7(a) of the Credit Agreement for the corresponding period

     2. Minimum Liquidity.

          Liquidity, measured on a month-end basis, for the calendar month ending _________, ________is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7(b) of the Credit Agreement for the corresponding period.

     3. Minimum Fixed Charge Coverage Ratio.

         Borrower’s and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, for the fiscal quarter ending _________, ________is ____:1.0, which amount [is/is not] greater than or equal to the amount set forth in Section 7(c) of the Credit Agreement for the corresponding period.